Exhibit 5.1

300 North LaSalle Chicago, IL 60654-3406 Tel: 312 728 9000 Fax: 312 728 9199

January 13, 2026

Canadian Imperial Bank of Commerce
81 Bay Street
CIBC Square
Toronto, Ontario M5J 0E7

Re:	Canadian Imperial Bank of Commerce US$700,000,000 6.500% Fixed Rate Reset Limited Recourse Capital Notes Series 9 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness)

Ladies and Gentlemen:

We have acted as U.S. counsel to Canadian Imperial Bank of Commerce, a Canadian bank amalgamated under and governed by the Bank Act (Canada) (“CIBC”), in connection with the (i) issuance and sale of US$700,000,000 aggregate principal amount of 6.500% Fixed Rate Reset Limited Recourse Capital Notes Series 9 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (the “Notes”) and (ii) issuance to Computershare Trust Company of Canada, as trustee of CIBC LRCN Limited Recourse Trust of 700,000 Non-Cumulative 5-Year Fixed Rate Reset Class A Preferred Shares Series 64 (Non-Viability Contingent Capital (NVCC)) (the “Preferred Shares”). CIBC filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) a registration statement on Form F-3 (File No. 333-282307) (the “Registration Statement”), including the prospectus constituting a part thereof, dated October 2, 2024 (the “Base Prospectus”), and the prospectus supplement, dated January 6, 2026 (the “Prospectus Supplement” and together with the “Base Prospectus,” the “Prospectus”), relating to, among other things, the Notes. The Notes are being issued under an indenture, dated as of November 5, 2024 (the “Base Indenture”), between CIBC and The Bank of New York Mellon (the “Trustee”), as supplemented by a third supplemental indenture, dated as of January 13, 2026, among CIBC, the Trustee and Computershare Advantage Trust of Canada, as Canadian co-trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Preferred Shares will be convertible into common shares of CIBC upon a Trigger Event and resulting NVCC Automatic Conversion (as such terms are defined in the provisions attaching to the Preferred Shares).

In connection with our representation, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) an executed copy of the Indenture, (iv) the form of certificate representing the Notes and (v) the corporate records of the Company, including its certificate of incorporation, bylaws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies. As to all parties, we have assumed the legal competence of each individual executing any document, the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than CIBC, in accordance with their respective terms. As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on statements and representations of responsible officers and other representatives of CIBC and of public officials.

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Canadian Imperial Bank of Commerce
January 13, 2026

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, it is our opinion that:

(i) assuming that the Indenture has been duly authorized, executed and delivered by CIBC under the laws of the Province of Ontario and the federal laws of Canada applicable therein and is a valid and legally binding obligation of CIBC under the laws of the Province of Ontario and the federal laws of Canada applicable therein, the Indenture is the legal, valid and binding obligation of CIBC, enforceable against CIBC in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law); provided that we express no opinion with respect to Section 301(b) and Article Fifteen of the Base Indenture and Sections 903, 904, 905, 906, 909, 910 and 1002 of the Supplemental Indenture, each of which is governed by the laws of the Province of Ontario and the federal laws of Canada; and

(ii) assuming that the Notes have been duly authorized, established, executed and delivered by CIBC under the laws of the Province of Ontario and the federal laws of Canada applicable therein and are valid and legally binding obligations of CIBC under the laws of the Province of Ontario and the federal laws of Canada applicable therein, when executed and authenticated by the Trustee in accordance with the terms and provisions of the Indenture, and delivered against due payment therefor as provided in the Prospectus Supplement, the Notes will constitute valid, binding and enforceable obligations of CIBC, entitled to the benefits of the Indenture (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law); provided that we express no opinion with respect to Section 301(b) and Article Fifteen of the Base Indenture and Sections 903, 904, 905, 906, 909, 910 and 1002 of the Supplemental Indenture, each of which is governed by the laws of the Province of Ontario and the federal laws of Canada.

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the States of Illinois and New York, and we express no opinion herein concerning the laws of any other jurisdiction. With respect to all matters of the laws of the Province of Ontario and the federal laws of Canada, we understand that you are relying upon the opinion, dated the date hereof, of Torys LLP, Canadian counsel for CIBC, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Torys LLP.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding CIBC or the Notes or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP